EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-43426 on Form S 3, effective August 10, 2000 and No. 333-46860 on Form S-8, effective September 28, 2000) of Peoples Bancorp of North Carolina, Inc. of our report dated March 19, 2021, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Peoples Bancorp of North Carolina, Inc. for the year ended December 31, 2020.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 19, 2021